News Release

Contacts:

Media: Ingrid Bosch
+44 (0)203 124 7182
boschi@willis.com

Investors: Kerry K. Calaiaro
+1 212 915-8084
kerry.calaiaro@willis.com

Willis Initiates Search for New Chief Financial Officer to Succeed
Patrick C. Regan in Early 2010

Regan Will Remain Through Year-End Reporting and Assist with Transition

NEW YORK, October 23, 2009 — Willis Group Holdings (NYSE: WSH), the global insurance broker, today said that it has initiated a search for a new chief financial officer to replace CFO and Group Chief Operating Officer Patrick C. Regan in early 2010. Mr. Regan will remain at Willis through the year-end reporting and regulatory filing process for 2009, as well as to assist with the search for a successor and ensure a seamless transition, before joining Aviva plc (LON: AV), the world’s fifth largest insurance group, as CFO.

Willis has retained Spencer Stuart, one of the world’s leading executive search consulting firms, to assist with the recruitment process.

Joseph J. Plumeri, the Chairman and CEO of Willis, said: “In the past four years, Pat has contributed greatly to our efforts to grow Willis’ business and strengthen our financial and operating performance. We appreciate Pat’s many contributions to our company, as well as his commitment to remain fully engaged at Willis through our 2009 year-end reporting and regulatory filing process. We congratulate Pat and wish him well on the exciting opportunity he is taking with Aviva. Meanwhile, we are moving quickly to identify the best possible candidate to succeed Pat and help take Willis to the next level.”

Mr. Regan said: “It has been a privilege to be a part of Willis’ outstanding management team, which has helped cement Willis’ position as the most client-focused global brokerage in the industry. As I embark on the next stage of my career, I am confident that under Joe Plumeri’s leadership and with the breadth and depth of the senior executive team behind him, Willis will continue to thrive and grow.”

Mr. Regan joined Willis as an Executive Officer in January 2006. He has been CFO since March 2006 and Group COO since 2008.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

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